Certificate of Account Status - Letter of Good Standing

Exhibit 99(b)

June 26, 2010

CERTIFICATE OF ACCOUNT STATUS

THE STATE OF TEXAS

COUNTY OF TRAVIS

I, Susan Combs, Comptroller of Public Accounts of the State of Texas, DO HEREBY CERTIFY that according to the records of this office

PGI ENERGY FUND 1 SERIES 2010 INC.

is, as of this date, in good standing with this office having no franchise tax reports or payments due at this time. This certificate is valid through the date that the next franchise tax report will be due May 16, 2011.

This certificate does not make a representation as to the status of the entity’s registration, if any, with the Texas Secretary of State.

This certificate is valid for the purpose of conversion when the converted entity is subject to franchise tax as required by law. This certificate is not valid for any other filing with the Texas Secretary of State.

GIVEN UNDER MY HAND AND

SEAL OF OFFICE in the City of

Austin, this 26th day of

June 2010 A.D.

Susan Combs

Texas Comptroller

Taxpayer number: 32041249668

File number: 0801232089

Form 05-304 (Rev. 12-07/17)